CAPITALSOUTH BANK PROMOTES JOHN BENTLEY AND WIL PUCKETT

Birmingham, Alabama (January 16, 2007) - CapitalSouth Bank, the banking subsidiary of CapitalSouth Bancorp (NASDAQ-GM:CAPB), today announced the promotions of two key executives. John E. Bentley, most recently the Bank's City President for the Birmingham market, has been named President and Chief Operating Officer of the Bank and, in that position, will be in charge of the Bank's day-to-day operations. He will report to W. Dan Puckett, Chairman and Chief Executive Officer of the Bank and CapitalSouth Bancorp.

With Bentley's advancement, the Bank also has promoted William D. Puckett, II, to the position of City President, Birmingham. Puckett is a 10-year veteran of the Bank and most recently was Senior Vice President and Manager of the Bank's Real Estate Banking and Business Capital Group.

Commenting on the announcement, Dan Puckett, said, "We are pleased to announce the promotions of John Bentley and Wil Puckett to these senior positions. They have proven themselves to be capable, talented managers and solid leaders. They bring tremendous experience and vision to their roles in the Bank.

"Importantly, this strengthening of the executive ranks at our bank will help free me from the day-to-day management of the Bank's operations, allowing me to work more closely with Flake Oakley, President of our holding company, CapitalSouth Bancorp, as we devote more time to the continued development and implementation of our long-term strategies," Puckett added. "With this increased focus on planning and strategic opportunities, including acquisitions, we hope to lay groundwork that will enhance our future growth and expansion."

CapitalSouth Bancorp is a bank holding company operating nine full service banking offices and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a loan production office in Atlanta, Georgia. CapitalSouth targets small to medium-sized businesses in the markets it serves. Two of CapitalSouth Bank’s offices operate under the name "Banco Hispano" and provide financial services to the growing Latino community prevalent in their areas. CapitalSouth offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office. CapitalSouth also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.

This press release contains "forward-looking" statements as defined by the Private Securities Litigation Reform Act of 1995, which is based on CapitalSouth's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

Contacts:	W. Dan Puckett	Carol Marsh
	Chief Executive Officer	Chief Financial Officer
	(205) 870-1939	(205) 870-1939